EXHIBIT 99.1

RenovaroCube to Acquire 100% Ownership of Cyclomics, Reinforcing Cutting-Edge Cancer Diagnostics Partnership

Los Angeles and Amsterdam, April 24, 2024 - Renovaro Inc. (Nasdaq: RENB), a trailblazer in AI-driven early cancer diagnostics and therapeutics, and Cyclomics, a leader in ultra-sensitive 4th generation multi-omics molecular biology, proudly announce a significant milestone in their collaboration. RenovaroCube has entered into an amendment to its binding letter of intent to acquire 100% ownership of Cyclomics, further cementing their shared commitment to advancing state-of-the-art technologies in cancer diagnostics and treatment. Their combined relationships with Oxford Nanopore and Nvidia will further position RenovaroCube to be a leader in early cancer diagnostics and monitoring of treatment efficacy. Oxford Nanopore is a leader in sequencing technologies and Nvidia will provide vital super computing power and front edge software solutions such as Parabricks, BioNeMo, Monai and Nemo.

Initially set at a 75% acquisition, this decision to acquire the remaining 25% of Cyclomics reflects the resounding success of their partnership and the remarkable synergy between the two companies. Upon closing, we believe the acquisition of Cyclomics into the Renovaro family will further strengthen our ability to create a powerhouse for cancer diagnostics throughout the entire patient journey, from early detection/recurrence and personalized treatment in late-stage disease. “We believe that this combination can transform the landscape of patient care both for early detection as well as for monitoring continuously the therapeutics given,” according to Dr. Coenraad K. van Kalken (MD/PHD), Chief Commercial Officer of RenovaroCube.

RenovaroCube’s open architecture Artificial Intelligence platform, known as the Cube, currently houses over 3600 high-performance biomarker panels for 13 different cancers. This molecular differential AI platform utilizes multi-omic analysis combined with proprietary algorithms and when coupled with Cyclomics’ groundbreaking 4th generation molecular technology, shall be able to decode multi-omic data from just a single vial of blood. “We will work with Cyclomics from ‘strength to strength’ providing combined technologies, expertise, and resources which will make us unique and offers what we believe will be an unprecedented accuracy in non-invasive early cancer detection” added Dr. Henk Viëtor (MD/PHD).

Cyclomics has pioneered a groundbreaking diagnostic method named ‘CyclomicsSeq’ for monitoring early cancer recurrence, utilizing Oxford Nanopore sequencing technology they have created an assay in partnership with Oxford Nanopore that provides detection of even a single ctDNA molecule in blood with nearly 100% accuracy. Additionally, Cyclomics’ OmniOmics 4th generation technology enables reliable, fast, and ultra-sensitive early detection of cancer or recurrence thereof using next-generation whole genome sequencing.

“We are excited to join forces with Renovaro to drive the next wave of innovation in molecular biology integrated into an advanced proprietary AI/ML platform,” commented Alessio Marcozzi, CSO of Cyclomics. “This combination reflects our shared commitment to pushing the boundaries of what is possible in our respective fields.”

About Renovaro:

Renovaro aims to accelerate precision and personalized medicine for longevity powered by mutually reinforcing AI and biotechnology platforms for early diagnosis, better-targeted treatments, and drug discovery. Renovaro includes Renovaro Bio with its advanced cell-gene immunotherapy company and RenovaroCube. RenovaroCube has developed an award-winning AI platform that is committed to the early detection of cancer and its recurrence and monitoring subsequent treatments. RenovaroCube intervenes at a stage where potential therapy can be most effective. RenovaroCube is a molecular data science company with a background in FinTech and a 10-year history. It brings together proprietary artificial intelligence (AI) technology, multi-omics, multi-modal data, and the expertise of a carefully selected multidisciplinary team to radically accelerate precision medicine and enable breakthrough changes in cancer care.

Upon the closing of the acquisition of Cyclomics (winner of the Health Holland Venture Challenge), RenovaroCube will be capable of performing liquid biopsies using proprietary technologies to identify single cancer DNA molecules in only one vial of blood. In combination with Oxford Nanopore Technology, genetic information can be retrieved over multiple genetic layers to develop the next generation of cancer diagnostics. This has the potential to transform cancer care by enabling faster and more accurate diagnosis throughout the patient journey.

The combined Companies aim to Disrupt Cancer Diagnosis and treatment through early disease and recurrence detection, prediction of response to treatment, and personalized therapy.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline and platform. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Renovaro’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Renovaro Inc. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For media inquiries, please contact:karen@renovarocube.com

Source: Renovaro Inc.